CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Blue State Corporation

We consent to the inclusion in the foregoing Registration Statement of Blue State Corp (the “Company”) to on Amendment No. 2, to Form S-1 of our report dated January 4, 2020 relating to our audits of the balance sheets as of June 30, 2019 and 2018, and statements of operations, stockholders’ deficit and cash flows for the period from June 11, 2018 (inception) to June 30, 2018 and the year ended June 30, 2019. Our report dated January 4, 2020, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

BF Borgers CPA PC

Certified Public Accountants
Lakewood, Colorado
May 22, 2020